UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 2, 2013

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

15770 Dallas Parkway, Suite 1290, Dallas, TX	75248
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 2, 2013, SWK Funding LLC ("SWK Funding"), a wholly-owned subsidiary of SWK Holdings Corporation (the "Company"), along with Bess Royalty, LP ("Bess", and together with the Company, the “Purchasers”) purchased a royalty stream paid on the net sales of Besivance®, an ophthalmic antibiotic, from InSite Vision, Inc. ("InSite") for $15 million. Besivance is marketed globally by Bausch & Lomb. SWK Funding funded $6 million of the purchase price at closing to own 40.1325% of the royalty stream. If net sales achieve certain sales milestones during 2013, Bess will pay a $1 million milestone to InSite in February 2014. The Company will have no obligation with respect to this milestone payment. In addition, such additional payment by Bess would not result in a change in the Company's interest in the royalty. Under the terms of the agreement, when the Purchasers receive a 1x cash on cash return of the total purchase price from the Besivance royalty stream, Insite will be entitled to retain 25% of the Besivance royalty stream received above $4.2 million annually. The Besivance royalty stream will be returned to InSite if the Purchasers receive 2.75x cash on cash return of the total purchase price.

InSite recorded $1.2 million and $2.1 million of Besivance royalty revenues for the years ended December 31, 2011 and December 31, 2012, respectively. Patent protection for Besivance in the United States expires in mid-2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ J. BRETT POPE
J. Brett Pope
Chief Executive Officer

Date: April 2, 2013